UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011 (February 16, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On February 16, 2011, Chesapeake Energy Corporation (the “Company”) and CNOOC Limited (NYSE:CEO; SEHK:00883) issued a press release announcing the closing of the Niobrara-focused Denver-Julesburg (DJ) Basin and Powder River Basin project cooperation agreement between the Company and CNOOC International Limited (“CNOOC”), a wholly owned subsidiary of CNOOC Limited.  A copy of the press release is attached as Exhibit 99.1 to this Current Report.

On February 21, 2011, the Company issued a press release announcing it has agreed to sell all of its interest in approximately 487,000 net acres of leasehold and producing natural gas properties in the Fayetteville Shale play in central Arkansas to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (NYSE:BHP; ASX:BHP).  A copy of the press release is attached herewith as Exhibit 99.2 to this Current Report.

Section 8 – Other Events

Item 8.01 Other Events.

On February 16, 2011, the Company and CNOOC Limited announced the closing of the Niobrara-focused project cooperation agreement under which CNOOC purchased a 33.3% undivided interest in the Company’s 800,000 net oil and natural gas leasehold acres in the DJ and Powder River Basins project in northeast Colorado and southeast Wyoming. The consideration for the transaction was $570 million in cash at closing. In addition, CNOOC has agreed to fund 66.7% of the Company’s share of drilling and completion costs up to $697 million, which the Company expects to occur by year-end 2014.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  See "Index to Exhibits" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Date:           February 22, 2011

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated February 16, 2011 – Closing of Niobrara-focused DJ Basin and Powder River Basin transaction with CNOOC

99.2	Chesapeake Energy Corporation press release dated February 21, 2011 – Sale of Fayetteville Shale assets to BHP Billiton